Exhibit 15.(a)2

Consent of KPMG LLP
independent registered public accounting firm

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Veraz Networks, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (333-126722, 333-121317, 333-103669, 333-12868, 333-10078, 333-9860, 33-75904 and 33-49984) of ECI Telecom Ltd. of our report dated March 1, 2007, except for Note 16 which is as of March 28, 2007, with respect to the consolidated balance sheets of Veraz Networks, Inc. and subsidiaries as of December 31, 2005 and 2006 and the related consolidated statements of operations, redeemable and convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the in Amendment No. 7 to the Registration Statement in Form S-1, (No. 333-138121), of Veraz Networks, Inc. filed with the Securities and Exchange Commission on March 30, 2007.

/s/KPMG LLP
Certified Public Accountants
Mountain View, California

April 9, 2007